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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)          October 1, 1999


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                            CNA FINANCIAL CORPORATION



            (Exact Name of Registrant as Specified in Charter)

          Delaware                  1-5823                36-6169860
(State or Other Jurisdiction      (Commission           (IRS Employer
      of Incorporation)          File Number)        Identification No.)

 CNA Plaza, Chicago, Illinois                               60685
(Address of Principal Executive Offices)                  (Zip Code)

Registrant's telephone number, including area code       (312) 822-5000

          (Former Name or Former Address, if Changed Since Last Report)

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
Item 5. Other Events.

On October 1, 1999, certain subsidiaries of CNA Financial Corporation's
(CNA or the Company) completed a previously announced transaction with The Allstate Corporation (Allstate) involving CNA's personal lines insurance business. As a result of the transaction, CNA received $139.5 million in cash which consisted of i) $120 million in premiums for the reinsurance of the CNA personal insurance business by Allstate and ii) $19.5 million for an option exercisable during 2002 to purchase common stock of five CNAF subsidiaries.

CNA will be primarily liable for personal insurance policies generated by the current CNA personal lines agents until the Allstate insurance companies meet regulatory qualifications to write such policies. The qualification process is expected to be substantially concluded on or before December 31, 2002. The policies written by CNA will be reinsured by Allstate companies. Prior to 2002, the Company will concentrate CNA's remaining personal lines insurance business in the optioned companies.

CNA will continue to have an ongoing interest in the profitability of CNA's personal lines insurance business and the related successor business through a $75 million equity linked note (attached hereto as Exhibit 10.8). In addition, the Company has licensed the "CNA Personal Insurance" trademark and personal insurance distribution system to Allstate for use in Allstate's personal insurance agency business for a period of five years. CNA will receive a royalty fee based on the business volume of personal insurance policies sold through the CNA agents and on some related business for a period of six years.

CNA believes there will be no material effect on its operating earnings in 1999 and 2000 as a result of this transaction.

Item 7.  Exhibits.

Exhibit  10.7      Asset Purchase and Investment Agreement

Exhibit  10.8      Equity-Linked Note
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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 CNA FINANCIAL CORPORATION


Date:   October 19, 1999                     By:  S/ROBERT V. DEUTSCH
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                                                  Robert V. Deutsch
                                                  Senior Vice President and
                                                  Chief Financial Officer